Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-3 (Nos. 333-183093, 333-161220, 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626, 333-113153, 333-170760 and 333-179577) and Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347), of our report dated September 26, 2016, on our audits of the consolidated financial statements of Peach State Health Management, LLC and Subsidiary, d/b/a Aeon Clinical Laboratories as of June 30, 2015, December 31, 2014 and 2013, and for the transitional period from January 1, 2015 through June 30, 2015 and for each of the years in the two-year period ended December 31, 2014, which report is included in this Transition Report on Form 10-KT to be filed on or about September 26, 2016.

/s/ EISNERAMPER LLP

Iselin, New Jersey

September 26, 2016